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                                                                    EXHIBIT 99.1

For further information contact
John S. Weatherly, CFO  1-800-451-1294

                              FOR IMMEDIATE RELEASE

Callon Petroleum Company to Offer
$225 Million in Senior Notes

         Natchez, MS (April 23, 2001)-- Callon Petroleum Company ( NYSE:
CPE / CPE.PrA) announced today its intention to sell $225 million of Senior Notes due 2008 in an offering within the United States to qualified institutional investors and outside the United States to non-U.S. investors.

         The notes have a seven-year term and will be non-callable for the first four years.

         The Company stated that it intends to use the proceeds of the offering to redeem its currently outstanding senior subordinated notes due in 2002 and 2004, to repay the outstanding balance under its senior credit facility, finance its capital expenditures and for general corporate purposes.

         This announcement is neither an offer to sell nor a solicitation to buy any of these securities.

         The securities to be offered will not be registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

         Callon Petroleum Company has been engaged in the exploration, development, acquisition and operation of oil and gas properties in the Gulf Coast region since 1950.

         This news release contains projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934. These projections and statements reflect the company's current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that these projections will be achieved and actual results could differ materially from those projected as a result of certain factors.


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